Exhibit 4.2

STOCKHOLDERS AGREEMENT

DATED AS OF JULY 23, 2021

AMONG

MICROVAST HOLDINGS, INC.,

YANG WU

AND

TUSCAN HOLDINGS ACQUISITION LLC

i

STOCKHOLDERS AGREEMENT

This Stockholders Agreement is entered into as of July 23, 2021 by and among (a) Microvast Holdings, Inc., a Delaware corporation and the successor to Tuscan Holdings Corporation, a Delaware corporation (“Parent”) (together with Parent to the extent applicable, the “Company”), (b) Yang Wu (“Wu”) and (c) Tuscan Holdings Acquisition LLC, a Delaware limited liability company (“THC”).

RECITALS:

WHEREAS, Parent, TSCN Merger Sub Inc., a Delaware corporation and wholly-owned direct subsidiary of Parent (“Merger Sub”), and Microvast, Inc., a Delaware corporation (“Opco”), have entered into that certain Agreement and Plan of Merger, dated as of February 1, 2021 (the “Merger Agreement”), pursuant to which Merger Sub will merge with and into Opco (the “Merger”) with Opco being the surviving corporation; and

WHEREAS, in connection with the Merger, each of the parties hereto wish to set forth certain understandings between such parties, including with respect to certain governance matters.

NOW, THEREFORE, the parties agree as follows:

Article I
INTRODUCTORY MATTERS

Section 1.1 Defined Terms. In addition to the terms defined elsewhere herein, the following terms have the following meanings when used herein with initial capital letters:

“Agreement” means this Stockholders Agreement, as the same may be amended, supplemented, restated, amended and restated or otherwise modified from time to time in accordance with the terms hereof.

“Beneficially Own” has the meaning set forth in Rule 13d-3 promulgated under the Securities Exchange Act of 1934.

“Board” means the Board of Directors of the Company.

“Bylaws” means the Amended and Restated Bylaws of the Company, dated as of July 23, 2021, as the same may be amended, supplemented, restated, amended and restated or otherwise modified from time to time in accordance with the terms thereof and applicable Law.

“Certificate of Incorporation” means the Second Amended and Restated Certificate of Incorporation of the Company as filed with the Secretary of State of the State of Delaware on July 23, 2021, as the same may be amended, supplemented, restated, amended and restated or otherwise modified from time to time in accordance with the terms thereof and applicable Law.

“Class I Director” means a “Class I director” as referred to in the Certificate of Incorporation.

“Class II Director” means a “Class II director” as referred to in the Certificate of Incorporation.

“Class III Director” means a Class III director” as referred to in the Certificate of Incorporation.

“Common Stock” means the shares of Common Stock, par value $0.0001 per share, of the Company, and any equity securities issued in respect thereof, or in substitution therefor, in connection with any stock split, dividend or combination, or any reclassification, recapitalization, merger, consolidation or similar transaction.

“Company” has the meaning set forth in the Preamble.

“DGCL” means the General Corporation Law of the State of Delaware.

“Director” means any director of the Company from time to time.

“Extension Agreement” means the Supplemental Agreement for Extension on Payment of Equity Transfer Price in 2020, by and among Opco, Microvast Power System (Huzhou) Co., Ltd. and each of the other parties thereto.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Law” means any statute, law, regulation, ordinance, rule, injunction, order, decree, governmental approval, directive, requirement, or other governmental restriction or any similar form of decision of, or determination by, or any interpretation or administration of any of the foregoing by, any Governmental Authority.

“Merger” has the meaning set forth in the Recitals.

“Merger Agreement” has the meaning set forth in the Recitals.

“Merger Sub” has the meaning set forth in the Recitals.

“Opco” has the meaning set forth in the Recitals.

“Parent” has the meaning set forth in the Preamble.

“Person” means an individual, a partnership (whether general, limited or limited liability), a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or other form of business organization, whether or not regarded as a legal entity under applicable Law, or any Governmental Authority or any department, agency or political subdivision thereof.

“Registration Rights Agreement” means the Registration Rights Agreement, by and among the Company, THC, Yang Wu, and the other parties thereto, dated as of July 23, 2021, as the same may be amended, supplemented, restated, amended and restated or otherwise modified from time to time in accordance with the terms thereof and applicable Law.

“THC” has the meaning set forth in the Preamble.

“THC Director” has the meaning set forth in Section 2.3.

“Total Number of Directors” means the total number of Directors comprising the Board from time to time.

“Wu” has the meaning set forth in the Preamble.

“Wu Director” or “Wu Directors” has the meaning set forth in Section 2.2.

Section 1.2 Construction. The defined terms herein shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. All references herein to “Articles” and “Sections” shall be deemed to be references to articles and sections to this Agreement unless the context shall otherwise require. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References to “the date hereof”, “the date of this Agreement”, “the execution of this Agreement” and phrases of similar import when used in this Agreement shall refer to the date set forth on the first page hereof. Unless otherwise expressly provided herein, any statute defined or referred to herein or in any agreement or instrument that is referred to herein means such statute as from time to time amended, modified or supplemented, including succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. Any reference to any federal, state, local or foreign Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. Unless otherwise expressly provided herein, wherever the consent of any Person is required or permitted herein, such consent may be withheld in such Person’s sole and absolute discretion. The table of contents and the Article and Section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties hereto and shall not in any way affect the meaning or interpretation of this Agreement. Reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity.

Article II
CORPORATE GOVERNANCE MATTERS

Section 2.1 Initial Directors

(a) The Company represents and warrants that immediately following the consummation of the transactions contemplated by the Merger Agreement, the Board shall consist of the following seven individuals: (i) Yang Wu, who is the initial Chairman of the Board (who is also the Chief Executive Officer of the Company); (ii) Yanzhuan Zheng (who is also the Chief Financial Officer of the Company); (iii) Stanley Whittingham; (iv) Arthur Wong; (v) Craig Webster; (vi) Stephen Vogel; and (vii) Ying Wei.

(b) The Company represents and warrants that immediately following the consummation of the transactions contemplated by the Merger Agreement, the Certificate of Incorporation shall provide that the number of directors which shall constitute the Board shall be fixed by and in the manner provided in the Bylaws, except that any increase or decrease in the number of Directors shall require the affirmative vote of the Wu Directors.

(c) The Company represents and warrants that immediately following the consummation of the transactions contemplated by the Merger Agreement, the Certificate of Incorporation shall provide that the Board is divided into three classes designated Class I, Class II and Class III, as follows:

(i) The Class I Directors shall be Stephen Vogel and Ying Wei, each of whom shall initially serve for a term expiring at the first annual meeting of stockholders following the effectiveness of the Certificate of Incorporation and until his successor is elected and qualified, subject to his earlier death, resignation, disqualification or removal;

(ii) The Class II Directors shall be Stanley Whittingham and Arthur Wong, each of whom shall initially serve for a term expiring at the second annual meeting of stockholders following the effectiveness of the Certificate of Incorporation and until his successor is elected and qualified, subject to his earlier death, resignation, disqualification or removal; and

(iii) The Class III Directors shall be Yang Wu, Yanzhuan Zheng and Craig Webster, each of whom shall initially serve for a term expiring at the third annual meeting of stockholders following the effectiveness of the Certificate of Incorporation and until his successor is elected and qualified, subject to his earlier death, resignation, disqualification or removal.

Section 2.2 Wu Directors. Wu shall have the right, but not the obligation, to nominate for election to the Board at every meeting of the stockholders of the Company at which Directors are elected, including at every adjournment or postponement thereof, a number of individuals (rounded up to the nearest whole number) equal to (a) the Total Number of Directors, multiplied by (b) the quotient obtained by dividing the shares of Common Stock Beneficially Owned by Wu by the total number of outstanding shares of Common Stock (together, the “Wu Directors” and each, a “Wu Director”). Notwithstanding the foregoing, the number of individuals that Wu shall have the right to nominate for election to the Board as the Wu Directors shall be reduced by the number of Wu Directors then serving on the Board and whose terms in office are not expiring at such meeting. Yang Wu, Yanzhuan Zheng, Stanley Whittingham and Arthur Wong were nominated by Wu as the initial Wu Directors.

Section 2.3 THC Director. So long as THC Beneficially Owns at least 5,175,000 shares of Common Stock (as adjusted for any stock split or subdivision, stock combination, stock dividend, reclassification or recapitalization with respect to the Common Stock occurring after the date hereof), THC shall have the right, but not the obligation, to nominate for election to the Board at every meeting of the stockholders of the Company at which Directors are elected, including at every adjournment or postponement thereof, one individual (the “THC Director”). Notwithstanding the foregoing, the number of individuals that THC shall have the right to nominate for election to the Board shall be reduced by the number of THC Directors then serving on the Board and whose terms in office are not expiring at such meeting. Stephen Vogel was nominated by THC as the initial THC Director.

Section 2.4 Director Procedures. The following procedures shall be followed with respect to the nomination of individuals for election to the Board pursuant to this Article II and the nomination of individuals for election to the Board to fill any newly created directorship on the Board resulting from an increase in the total number of Directors or any vacancy occurring in the Board by the death, resignation, disqualification or removal of any Director:

(a) For purposes of determining whether Wu or THC has a right to nominate an individual for election to the Board pursuant to this Article II, “Beneficial Ownership” of the outstanding Common Stock will be measured as of the record date for determining the stockholders of the Company entitled to vote at the relevant meeting of stockholders or at the time of the filling of the newly created directorship or vacancy, as applicable. A reduction in the percentage of total voting power of the Common Stock Beneficially Owned by Wu or THC, as the case may be, shall not shorten the term of any incumbent director.

(b) Vacancies occurring on the Board by the death, resignation, disqualification or removal of any Wu Director or THC Director may be filled by the Board only with an individual nominated for election to the Board by the Person entitled to nominate such Director pursuant to this Article II, and the Director so chosen shall hold office until his or her successor is duly elected and qualified at the next meeting of stockholders at which the term of his or her predecessor would have ended, subject to his or her earlier death, resignation, disqualification or removal.

(c) So long as Wu or THC is entitled to nominate any individual for election to the Board pursuant to this Article II at a meeting of the stockholders of the Company at which Directors are elected, the Company shall notify each of Wu and THC in writing of the date on which proxy materials are expected to be mailed by the Company in connection with such meeting (and the Company shall deliver such notice at least 60 days (or such shorter period to which Wu or THC consents in writing) prior to such expected mailing date or such earlier date as may be specified by the Company reasonably in advance of such earlier delivery date on the basis that such earlier delivery is necessary so as to ensure that such nominee may be included in such proxy materials at the time such proxy materials are mailed). The Company shall provide Wu or THC, as applicable, with a reasonable opportunity to review and provide comments on any portion of the proxy materials relating to the individual nominated for election to the Board by such Person. The Company shall notify Wu or THC, as applicable, of any opposition to an individual nominated for election to the Board by such Person sufficiently in advance of the date on which such proxy materials are to be mailed by the Company in connection with such election of Directors so as to enable such Person to propose a replacement nominee, if necessary, in accordance with the terms of this Agreement, and such Person shall have ten business days to designate another nominee.

(d) No later than the latest date specified in or permitted by the Bylaws for Director nominations for that year’s annual meeting of stockholders, Wu and THC, as applicable, shall provide the Board with the name(s) of the individual(s) nominated by such Person for election to the Board, along with any other information reasonably requested by the Board to evaluate the suitability of such candidate(s) for directorship; provided, that in no event shall Wu or THC be required to provide any such notice of its nominees with respect to any individual that is then currently serving on the Board and that has not provided notice in writing to the Company of his or her decision not to stand for re-election at that year’s annual meeting; provided, further, in no event will the failure to so timely nominate any individual for election to the Board in accordance with the terms of this Section 2.4(d) or the Bylaws impair, restrict or limit the rights of such Person under this Agreement or the Company’s obligations under this Agreement. With respect to any nominee, Wu and THC, as the case may be, shall use its reasonable best efforts to ensure that any such nominee substantially satisfies all reasonable stated criteria and guidelines for director nominees of the Company (it being understood and agreed that each of the initial Directors set forth in Section 2.1 meet such criteria) and in compliance with the applicable corporate governance rules of any national securities exchange or other market on which the Common Stock is then listed and the applicable corporate governance guidelines of the Securities and Exchange Commission. The Company shall be entitled to rely on any written direction from Wu or THC, as applicable, regarding nominee(s) on behalf of such Person pursuant to this Agreement without further action by the Company.

(e) Unless the Board (or any authorized committee thereof) reasonably determines in good faith, after consultation with counsel for the Company, that the taking of such action would cause it to violate its fiduciary duties under applicable Law, the Board (or any authorized committee thereof) shall use all commercially reasonable efforts to (i) nominate and include in the slate of nominees recommended by the Board for election at any meeting of stockholders called for the purpose of electing directors the individuals nominated pursuant to this Article II, (ii) nominate and recommend each such individual to be elected as a Director as provided herein, and (iii) to solicit proxies or consents in favor thereof.

Section 2.5 Compensation. Except to the extent the Board determines otherwise, each of the Directors nominated pursuant to this Agreement that are not employees of the Company shall be entitled to compensation consistent with the compensation received by other non-employee Directors, including any equity awards, in each case, as is determined by the Board.

Section 2.6 Other Rights of the Nominees. Subject to the Certificate of Incorporation and applicable Law, the Directors, while serving on the Board, shall be entitled to the same rights and privileges applicable to all other members of the Board generally or to which all such members of the Board are entitled. In furtherance of the foregoing, the Company shall indemnify, and reimburse fees and expenses of, each Wu Director and THC Director elected to the Board (including by entering into an indemnification agreement in a form substantially similar to the Company’s form director indemnification agreement) and provide each with director and officer insurance to the same extent the Company indemnifies, reimburses and provides insurance for the other members of the Board pursuant to the Certificate of Incorporation and Bylaws, applicable Law or otherwise.

Section 2.7 Independent Directors. The rights of Wu or THC to nominate individual(s) for election to the Board pursuant to this Article II shall at all times be subject to the requirement that, under any applicable corporate governance rules of any national securities exchange or other market upon which the shares of Common Stock are then listed and the applicable corporate governance guidelines of the Securities and Exchange Commission, following the election of the Directors to the Board, a majority of Directors shall qualify as independent directors.

Article III
ADDITIONAL COVENANTS

Section 3.1 Extension Agreement Restriction. On or prior to the expiration of the Yang Wu Lock-Up Period (as defined in the Registration Rights and Lock-Up Agreement) the Company will either repay all obligations under the Extension Agreement or otherwise cause the restriction on Wu from selling his shares to a third party for cash consideration to be waived or released. Following the expiration of the Yang Wu Lock-Up Period, the Company hereby agrees to indemnify Wu for any losses incurred by Wu in connection with or related to such restrictions.

Article IV
GENERAL PROVISIONS

Section 4.1 Termination. This Agreement shall terminate with respect to each party at such time as such party or any assignee of such party, as permitted under Section 4.5, no longer has the right to nominate an individual for election to the Board pursuant to Article II. Upon such termination, such party shall not have any further obligations or liabilities hereunder; provided, that such termination shall not relieve any party from liability for any breach of this Agreement occurring prior to such termination.

Section 4.2 Notices. Any notice, request, claim, demand, waiver, consent, approval or other communication which is required or permitted hereunder shall be in writing and shall be deemed given (a) when delivered by hand (with written confirmation of receipt), (b) when received by the addressee if sent by a nationally recognized overnight courier postage prepaid (receipt requested), (c) on the date sent by email (with no “bounceback” or notice of non-delivery, and provided that, unless affirmatively confirmed by the recipient as received, notice is also sent to such party under another method permitted in this Section 4.2 within two business days thereafter) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient or (d) on the third business day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 4.2):

If to the Company:

Microvast Holdings Inc.

12603 Southwest Freeway, Suite 210
Stafford, Texas 77477
Attention: Yang Wu
Email: wuyang@microvast.com

With a required copy to (which shall not constitute notice):

Shearman & Sterling LLP
2828 N. Harwood Street, Suite 1800
Dallas, Texas 75201
Attention: Paul Strecker

Alain Dermarkar
Email: Paul.Strecker@Shearman.com

Alain.Dermarkar@Shearman.com

If to Yang Wu:

Mr. Yang Wu

528 Moaniala Street
Honolulu, HI 96821
Email: wuyang@microvast.com

With a required copy to (which shall not constitute notice):

Shearman & Sterling LLP
2828 N. Harwood Street, Suite 1800
Dallas, Texas 75201
Attention: Paul Strecker

Alain Dermarkar
Email: Paul.Strecker@Shearman.com

Alain.Dermarkar@Shearman.com

If to THC:

c/o Tuscan Holdings Corp.

135 E. 57th Street, 18th Floor
New York, NY 10022
Attention: Stephen A. Vogel
Email: wuyang@microvast.com

With a required copy to (which shall not constitute notice):

Greenberg Traurig, P.A.

333 SE 2nd Avenue, Suite 4400

Miami, FL 33131

Attention: Alan Annex

Email: AnnexA@gtlaw.com

Section 4.3 Amendment; Waiver. This Agreement may be amended, supplemented or otherwise modified only by a written instrument executed by each of the parties hereto. Neither the failure nor delay on the part of any party hereto to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

Section 4.4 Further Assurances. The parties hereto shall sign such further documents, exercise their votes and do and perform and cause to be done such further acts and things necessary, proper or advisable in order to give full effect to this Agreement and every provision hereof. To the fullest extent permitted by applicable Law, the Company shall not directly or indirectly take any action that is intended to, or would reasonably be expected to result in, any stockholder being deprived of the rights contemplated by this Agreement.

Section 4.5 Assignment. This Agreement may not be assigned without the express prior written consent of the other parties hereto, and any attempted assignment, without such consent, shall, to the fullest extent permitted by applicable Law, be null and void. This Agreement shall inure to the benefit of and be binding on the parties hereto and their respective successors and permitted assigns.

Section 4.6 Third Parties. This Agreement does not create any rights, claims or benefits inuring to any person that is not a party hereto nor create or establish any third party beneficiary hereto.

Section 4.7 Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdictions other than those of the State of Delaware.

Section 4.8 Jurisdiction; Waiver of Jury Trial. To the fullest extent permitted by applicable Law, each of the parties hereto (a) irrevocably and unconditionally submits to the exclusive personal jurisdiction of the Court of Chancery of the State of Delaware, or, if that court does not have jurisdiction, a federal court sitting in Wilmington, Delaware (and in each case, any appellate courts thereof) in any action or proceeding arising out of or relating to this Agreement, (b) agrees that all claims in respect of such action or proceeding may be heard and determined in any such court, (c) irrevocably and unconditionally agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (d) agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each party hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law. To the fullest extent permitted by applicable Law, each of the parties hereto irrevocably and unconditionally waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect thereto. Any party hereto may make service on another party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 4.2. Nothing in this Section 4.8, however, shall affect the right of any party hereto to serve legal process in any other manner permitted by applicable Law. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING CONTEMPLATED HEREBY.

Section 4.9 Specific Performance. Each party hereto acknowledges and agrees that in the event of any breach of this Agreement by any of them, the other parties hereto would be irreparably harmed and could not be made whole by monetary damages. Each party accordingly agrees, to the fullest extent permitted by applicable Law, to waive the defense in any action for specific performance that a remedy at law would be adequate and agrees that the parties, in addition to any other remedy to which they may be entitled at law or in equity, shall be entitled to specific performance of this Agreement without the posting of a bond.

Section 4.10 Entire Agreement. This Agreement sets forth the entire understanding of the parties hereto with respect to the subject matter hereof. There are no agreements, representations, warranties, covenants or understandings with respect to the subject matter hereof or thereof other than those expressly set forth herein and therein. This Agreement supersedes all other prior agreements and understandings between the parties with respect to such subject matter. So long as this Agreement shall remain in effect, subject to applicable legal requirements, the Certificate of Incorporation and Bylaws shall accommodate and be subject to and not in any respect conflict with the rights and obligations set forth herein.

Section 4.11 Severability. If any provision of this Agreement, or the application of such provision to any Person or circumstance or in any jurisdiction, shall be held to be invalid or unenforceable to any extent, (a) the remainder of this Agreement shall not be affected thereby, and each other provision hereof shall be valid and enforceable to the fullest extent permitted by applicable Law, (b) as to such Person or circumstance or in such jurisdiction such provision shall be reformed to be valid and enforceable to the fullest extent permitted by applicable Law, and (c) the application of such provision to other Persons or circumstances or in other jurisdictions shall not be affected thereby.

Section 4.12 Table of Contents, Headings and Captions. The table of contents, headings, subheadings and captions contained in this Agreement are included for convenience of reference only, and in no way define, limit or describe the scope of this Agreement or the intent of any provision hereof.

Section 4.13 Counterparts. This Agreement and any amendment hereto may be signed in any number of separate counterparts (including by facsimile, pdf or other electronic document transmission), each of which shall be deemed an original, but all of which taken together shall constitute one Agreement (or amendment, as applicable).

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned has executed this Agreement on the day and year first above written.

COMPANY:

MICROVAST HOLDINGS, INC.

By:
	Name:	Yang Wu
	Title:	Chief Executive Officer

[Signature Page to the Stockholders Agreement]

IN WITNESS WHEREOF, the undersigned has executed this Agreement on the day and year first above written.

THC:

Tuscan Holdings Acquisition LLC

By:
	Name:	Stephen A. Vogel
	Title:	Managing Member

[Signature Page to the Stockholders Agreement]

IN WITNESS WHEREOF, the undersigned has executed this Agreement on the day and year first above written.

WU:

YANG WU

[Signature Page to the Stockholders Agreement]